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Exhibit 11.5
                        Microsemi Corporation and Subsidiaries
                            Unaudited Earnings Per Share
    For                  the thirteen and thirty-nine  weeks ended June 30, 1996
                         and July 2, 1995 (in thousands, except per share data)
                                                           13 Weeks ended                    39 Weeks ended

                                                        June 30,           July 2,        June 30,          July 2,
                                                            1996              1995            1996             1995

PRIMARY

Net income                                           $     2,339       $     1,698     $     5,596      $     4,059
                                                         =======           =======         =======          =======

Outstanding shares                                         7,841             7,670           7,841            7,670
Equivalent shares from stock options                         418               429             432              383
                                                         -------           -------         -------          -------
Primary common and common
   equivalent shares                                       8,259             8,099           8,273            8,053
                                                         =======           =======         =======          =======

Primary earnings per share                           $      0.28       $      0.21     $      0.68      $      0.50
                                                         =======           =======         =======          =======



FULLY DILUTED

Net income                                           $     2,339       $     1,698     $     5,596      $     4,059
Interest savings from conversion
   of convertible debt                                       323               334             969            1,000
                                                         -------           -------         -------          -------
Fully diluted net income                             $     2,662       $     2,032     $     6,565      $     5,059
                                                         =======           =======         =======          =======

Outstanding shares                                         7,841             7,670           7,841            7,670
Equivalent shares from stock options                         418               559             432              559
Convertible shares                                         3,523             3,523           3,523            3,523
                                                         -------           -------         -------          -------
Fully diluted common and common
   equivalent shares                                      11,782            11,752          11,796           11,752
                                                         =======           =======         =======          =======

Fully diluted earnings per share                     $      0.23       $      0.17     $      0.56      $      0.43
                                                         =======           =======         =======          =======
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